Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Agreement”) is entered into by and between Pioneer Bank (“Pioneer”), on the one hand, and Teal, Becker & Chiaramonte, CPAs, P.C. (“TBC”); Pasquale M. Scisci; and Vincent Commisso (collectively, “the TBC Parties”) on the other. The above individuals and entities are referred to individually as a “Party” and collectively as “the Parties” in this Agreement.

RECITALS

A.On December 1, 2020, Pioneer filed a complaint against the TBC Parties in the Supreme Court of the State of New York, County of Albany (the “Complaint”). This civil action instituted by Pioneer is pending in the Commercial Division of that court and has been designated as Index No. 907531-20 (the “Action”).

B.In their Answer to the Complaint, the TBC Parties denied the allegations and asserted various affirmative and other defenses.

C.The Parties have determined to enter into this Agreement to avoid further expense and uncertainty associated with continuing to litigate the Action.

AGREEMENT

1.Recitals Incorporated. Each of the foregoing recitals is a part of and incorporated into this Agreement.

2.Effective Date. This Agreement shall take effect upon the date of the last signature, as noted on the signature page(s) at the end of this Agreement (“the Effective Date”). All signature blocks must be signed for this Agreement to become effective.

3.Settlement Payment. Within 30 days of the Effective Date of this Agreement, the TBC Parties will cause a payment of $5,950,000 U.S. Dollars (“the Settlement Amount”) to be made to Pioneer as full settlement of the Action. If these conditions are not timely satisfied, upon Pioneer’s written notice to the TBC Parties, the Agreement shall become null and void at Pioneer’s discretion if the conditions have not been satisfied within 10 days after the notice. The check made payable to “Pioneer Bank” shall be sent to Thomas L. Amell, Chief Executive Officer and President, 652 Albany Shaker Road, Albany, New York 12211 .

4.Stipulation Discontinuing Action. Upon receipt of the Settlement Amount, Pioneer will file a stipulation discontinuing the Action with the Clerk of Court for the Supreme Court of New York, Albany County, thereby causing the Action to be dismissed with prejudice, within two business days.

5.Non-Disparagement. The Parties agree that they will not at any time, directly or indirectly, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning any Party or  any Party’s employees, officers, shareholders, members, attorneys, or advisors. This paragraph shall not be construed to restrict or impede any Party from (a) describing any claim, defense, or argument asserted in this lawsuit or (b) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency. Pioneer and TBC agree to cause their officers, directors, and shareholders (as applicable) to comply with this paragraph.

6.General Release by Pioneer. In consideration of the exchange of mutual promises and the Settlement Payment provided for in this Agreement, Pioneer, on its own behalf and on behalf of its predecessors, successors, parents, divisions, shareholders, members, directors, managers, officers, employees, assignors, assigns, insurers, attorneys and agents, past and present (and the predecessors, heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing) (the “Pioneer Releasors”), hereby releases and forever discharges the TBC Parties, as well as any of their employees, former employees, attorneys, agents, insurers, predecessors, and successors, from any and all past, present, or future claims, actions, causes of action, lawsuits, third-party actions, cross-claims, costs, damages, attorney’s fees, debts, judgments, liens, demands, expenses, losses, liabilities, demands and obligations of whatever character, nature, kind, or description, whether in law or equity, known or unknown, liquidated or unliquidated, choate or inchoate, whether arising under federal, state or common law, or other source of law, and whether arisen, accrued or matured heretofore or hereafter which the Pioneer Releasors now has or claims to have, or may ever have from the beginning of the world to the date of this General Release. For the avoidance of doubt, the release in this paragraph includes any claim by Pioneer against the TBC Parties arising out of any lending or depository relationship with the ValueWise Entities or Michael Mann. For further avoidance of doubt, the Parties understand and agree that Pioneer enters into this Agreement on its own behalf and not in a representative capacity under any loan participation agreement or otherwise. Pioneer expressly disclaims any authority or capacity to act as the representative of any third party either in compromising the claim asserted in the Action or in releasing the TBC Parties from other claims. Notwithstanding the foregoing, should any civil action be instituted by a third party against Pioneer, any Pioneer affiliate, TBC, or the TBC Parties arising out of the subject matter of this Action, Pioneer and its affiliates shall retain all rights and remedies in such action against such third party (but not against TBC or the TBC Parties, who are beneficiaries of the General Release set forth herein). The Pioneer Releasors will take no further action against the TBC Parties for Valuewise and Michael Mann related matters.

7.General Release by the TBC Parties. In consideration of the exchange of mutual promises and the Settlement Payment provided for in this Agreement, the TBC Parties, on their own behalf and on behalf of their predecessors, successors, parents, divisions, shareholders, members, directors, managers, officers, employees, assignors, assigns, insurers, attorneys and agents, past and present (and the predecessors, heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing) (the “TBC Releasors”), hereby release and forever discharge Pioneer, as well as any of its employees, former employees, boards, board members, attorneys, affiliates, agents, insurers, predecessors, and successors, from any and all past, present, or future claims, actions, causes of action, lawsuits, third-party actions, cross-claims, costs, damages, attorney’s fees, debts, judgments, liens, demands, expenses, losses, liabilities, demands and obligations of whatever character, nature, kind, or description, whether in law or equity, known or unknown, liquidated or unliquidated, choate or inchoate, whether arising under federal, state or common law, or other source of law, and whether arisen, accrued or matured heretofore or hereafter which the TBC Releasors now has or claims to have, or may ever have from the beginning of the world to the date of this General Release. Notwithstanding the foregoing, should any civil action be instituted by a third party against Pioneer, TBC, or the TBC Parties arising out of the subject matter of this Action, the TBC Parties shall retain all rights and remedies in such action, against such third party (but not against Pioneer, any Pioneer affiliate, or any Pioneer board or board member, which and who are beneficiaries of the General Release set forth herein). The TBC Releasors will take no further action against Pioneer for Valuewise and Michael Mann related matters.

8.No Admission of Liability. This Agreement is not an admission of liability by any Party hereto, and all Parties deny any liability whatsoever.

9.Confidentiality. This Agreement and its terms shall be maintained as confidential by the Parties and shall not be disclosed unless otherwise agreed by the Parties in writing; provided, however, that the Parties may disclose this Agreement or its terms (a) as reasonably necessary to any professional advisors, including financial, legal or insurance advisors, or any taxing or other governmental authority (b) in response to a subpoena or other legal process, in which case notice shall be provided to the other Parties to the greatest extent practicable, (c) to enforce the terms of this Agreement as contemplated in paragraph 15 herein, (d) to comply with any legal or regulatory requirement or (e) as necessary to facilitate potential settlement or resolution of pending or threatened litigation involving substantially the same subject matter as the Action.

10.Parties to Bear Own Costs. Each of the Parties shall bear the cost of, and shall be responsible for, payment of its own attorneys’ or other professional advisors’ fees and costs, if any, in connection with the Action and the execution of this Agreement.

11.Entire Agreement. This Agreement contains the entire agreement among the Parties and their attorneys regarding the matters set forth herein. This is the only agreement between the Parties with respect to the matters addressed herein, and there are no oral or side representations or agreements that affect the subject matter of this Agreement. This Agreement may only be modified by an instrument in writing which is agreed to and signed by all parties to this Agreement.

12.Headings. Headings in this Agreement are for ease of reference only and may not be used or relied upon when interpreting any provision of this Agreement.

13.Severability. All provisions of this Agreement are severable, such that if any provision is found unenforceable, all remaining provisions of the Agreement shall continue in full force and effect. For the avoidance of doubt and without limiting the foregoing, if a court finds any release in this Agreement to be unenforceable, then it is the intent of the Parties that the remaining releases be construed to provide the broadest release of claims permissible under applicable law.

14.Governing Law. This Agreement shall be governed by the laws of the State of New York, irrespective of that state’s choice of laws principles, as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy, or dispute.

15.Disputes. Any dispute, controversy, or claim arising out of, in connection with, or relating to this Agreement or any breach or alleged breach thereof shall be determined and settled by the Commercial Division of the Supreme Court of the State of New York in Albany County.

16.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, transferees and assigns, and upon any corporation, partnership, or other entity into or with which any Party may merge, consolidate, or reorganize.

17.Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same Agreement. A faxed or scanned signature shall operate the same as an original signature.

18.Advice of Counsel. Each Party has reviewed the Agreement independently, had the opportunity to consult with counsel of its choice, and is fully informed of the terms and effect of this Agreement.

19.No Party Deemed Drafter. This Agreement reflects the result of negotiations between the Parties and, therefore, no Party shall be deemed to be the drafter of this Agreement. If this Agreement is ever construed or interpreted by a court or other tribunal of competent jurisdiction before which this Agreement is properly presented, the court or such other tribunal shall not construe this Agreement or any provision hereof against any Party as the drafter.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date of last signature below.

FOR PIONEER BANK:		FOR TEAL, BECKER & CHIARAMONTE, CPAS, P.C.:

/s/ Thomas Amell		/s/ Robert L. Kind

Name:	Thomas Amell	Name:	Robert L. Kind
Title:	President and CEO	Title:	Managing Shareholder
Date:	11/15/23	Date:	11-10-23

PASQUALE M. SCISCI

/s/ Pasquale M. Scisci

		Date:	11/10/2023

VINCENT COMMISSO

/s/ Vincent Commisso

		Date:	11/10/2023